Exhibit 2.3

Execution Version

CONTRIBUTION AGREEMENT

by and between

RIVERSTONE VI ALTA MESA HOLDINGS, L.P.

and

SILVER RUN ACQUISITION CORPORATION II

Dated as of August 16, 2017

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND CONSTRUCTION		1

1.1	Definitions	1
1.2	Rules of Construction	8

ARTICLE II CONTRIBUTION AND CLOSING		9

2.1	Contributor’s Contribution and Consideration	9
2.2	Closing	9
2.3	Closing Deliveries by Contributor	10
2.4	Closing Deliveries by Buyer	10

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING CONTRIBUTOR		11

3.1	Organization	11
3.2	Authority	11
3.3	No Conflicts; Consents and Approvals	11
3.4	Governmental Approvals	11
3.5	Title to Interests	11
3.6	Legal Proceedings	12
3.7	Brokers	12
3.8	Accredited Investor; Investment Intent	12
3.9	Tax Matters	12

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		12

4.1	Organization	12
4.2	Authority	12
4.3	No Conflicts	13
4.4	Governmental Approvals	13
4.5	Capital Structure	14
4.6	Capitalization of the General Partner and the Partnership	14
4.7	No Undisclosed Liabilities	15
4.8	SEC Documents; Controls	15
4.9	Legal Proceedings	16
4.10	Compliance with Laws and Orders	16
4.11	Brokers	16
4.12	Trust Account	16
4.13	Tax Matters	17
4.14	Information Supplied; Proxy Statement	17
4.15	Absence of Certain Changes or Events	17
4.16	No Default	17
4.17	Listing	17
4.18	Investment Company	18

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4.19	Accredited Investor; Investment Intent	18
4.20	Opportunity for Independent Investigation	18

ARTICLE V COVENANTS		18

5.1	Regulatory and Other Approvals	18
5.2	Tax Matters	19
5.3	Public Announcements; Confidentiality	20
5.4	Further Assurances	21
5.5	Reasonable Best Efforts	21
5.6	Reorganization	21

ARTICLE VI BUYER’S CONDITIONS TO CLOSING		21

6.1	Orders and Laws	21
6.2	HSR Act	21
6.3	Stockholder Approval	21
6.4	Concurrent Closing of Alta Mesa Contribution Agreement and Kingfisher Contribution Agreement	22
6.5	NASDAQ Listing	22

ARTICLE VII CONTRIBUTOR’S CONDITIONS TO CLOSING		22

7.1	Orders and Laws	22
7.2	HSR Act	22
7.3	Stockholder Approval	22
7.4	Concurrent Closing of Alta Mesa Contribution Agreement and Kingfisher Contribution Agreement	22
7.5	NASDAQ Listing	22

ARTICLE VIII TERMINATION		23

8.1	Termination	23
8.2	Effect of Termination	23
8.3	Specific Performance	23

ARTICLE IX MISCELLANEOUS		23

9.1	Notice	23
9.2	Entire Agreement	23
9.3	Expenses	24
9.4	[Reserved]	24
9.5	Waiver	24
9.6	Amendment	24
9.7	No Third Party Beneficiary	24
9.8	Assignment; Binding Effect	24
9.9	Headings	24
9.10	Invalid Provisions	24
9.11	Counterparts; Facsimile	24
9.12	Governing Law; Venue; and Jurisdiction	25

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EXHIBITS
Exhibit A	Form of A&R LP Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Preferred Stock Designation
Exhibit D	Form of Amended and Restated Certificate of Incorporation
Exhibit E	Notice Addresses

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CONTRIBUTION AGREEMENT

This Contribution Agreement dated as of August 16, 2017 (this “Agreement”) is made and entered into by and between Riverstone VI Alta Mesa Holdings, L.P., a Delaware limited partnership (“Contributor”), and Silver Run Acquisition Corporation II, a Delaware corporation (“Buyer”).  Each of Contributor and Buyer is sometimes referred to individually in this Agreement as a “Party” and collectively in this Agreement as the “Parties.”

RECITALS

WHEREAS, between the date of this Agreement and the Closing, Contributor will acquire Units (collectively, all such Units held by Contributor (and, if applicable, any Blocker Contributor (as defined below)) as of immediately prior to the Closing, the “Contributed Interests”) in Alta Mesa Holdings, LP, a Texas limited partnership (the “Company”), in exchange for capital contributions to the Company made by Contributor pursuant to that certain Sixth Amended and Restated Limited Partnership Agreement of the Company, dated as of the date hereof (the “Company LPA”);

WHEREAS, for purposes of completing the Transactions (as defined below), Buyer formed SRII Opco GP, LLC, a Delaware limited liability company (the “General Partner”), and Buyer owns 100% of the issued and outstanding limited liability company interests in the General Partner;

WHEREAS, for purposes of completing the Transactions, the General Partner and Buyer formed SRII Opco, LP, a Delaware limited partnership (the “Partnership”), and Buyer owns 100% of the outstanding limited partner interests in the Partnership, and the General Partner has been designated as a non-economic general partner of the Partnership; and

WHEREAS, subject to the terms and conditions of this Agreement, Contributor desires to make the Contributor’s Contribution (as defined below) to the Partnership in exchange for the consideration specified in this Agreement.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

1.1                               Definitions.  As used in this Agreement, the following capitalized terms have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“A&R LP Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of the Partnership, in substantially the form attached hereto as Exhibit A.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise.  For the avoidance of doubt, (i) prior to Closing, the Company shall not constitute an Affiliate of any Party and (ii) from and after Closing, the Company shall constitute an Affiliate of Buyer.

“Agreement” has the meaning given to it in the introduction to this Agreement.

“Alta Mesa Closing” means the “Closing” as defined in the Alta Mesa Contribution Agreement.

“Alta Mesa Contribution Agreement” means that certain Contribution Agreement, dated as of the date hereof, by and among Buyer, the Alta Mesa Contributor, High Mesa Holdings GP, LLC, a Texas limited liability company, Alta Mesa Holdings, LP, a Texas limited partnership, Alta Mesa Holdings GP, LLC, a Texas limited liability company, and, for limited purposes set forth therein, the equity holders of the Alta Mesa Contributor named therein (as may be amended or supplemented from time to time).

“Alta Mesa Contributor” means “Contributor” as such term is defined in the Alta Mesa Contribution Agreement.

“Amended and Restated Certificate of Incorporation” has the meaning given to it in Section 6.3.

“Ancillary Agreements” means the A&R LP Agreement, the Registration Rights Agreement, the Preferred Stock Designation and any and all additional agreements, certificates, documents and instruments that may be executed or delivered by any Party at or in connection with Closing.

“Assets” of any Person means all assets, rights, claims, Contracts, interests and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether owned or leased and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Bayou City” means Bayou City Energy Management, LLC, a Delaware limited liability company.

“Blocker Contributor” has the meaning given to it in Section 2.1.

“Blocker Corp” means any entity that is treated as a corporation for U.S. federal income tax purposes and controlled by Riverstone Global Energy and Power Fund VI, L.P. or any of its Affiliates that directly or indirectly holds equity interests in the Company or securities or property issued in respect of such equity interests.

“Business Combination” has the meaning set forth in the Prospectus.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Houston, Texas are authorized or obligated to close.

“Buyer” has the meaning given to it in the introduction to this Agreement.

“Buyer Class A Common Stock” means the Class A common stock of Buyer, par value $0.0001 per share.

“Buyer Class B Common Stock” means the Class B common stock of Buyer, par value $0.0001 per share.

“Buyer Class C Common Stock” has the meaning given to it in Section 2.1.

“Buyer Material Adverse Effect” means, any occurrence, condition, change, development, event, circumstance or effect that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, properties, condition (financial or otherwise) or results of operations of Buyer and its Subsidiaries taken as a whole or (ii) prevents, materially delays or materially impairs the ability of Buyer to perform its obligations under this Agreement or to consummate the Transactions.

“Buyer Preferred Stock” has the meaning given to it in Section 4.5.

“Buyer Public Securities” has the meaning given to it in Section 4.17.

“Buyer Series A Preferred Stock” means the Series A preferred stock, par value $0.0001 per share, of Buyer to be issued to High Mesa Holdings, L.P., a Delaware limited partnership, pursuant to the Alta Mesa Contribution Agreement.

“Buyer Series B Preferred Stock” means the Series B preferred stock, par value $0.0001 per share, of Buyer to be issued to Contributor pursuant to this Agreement.

“Buyer Stockholder Redemption Right” means the right held by holders of the shares of Buyer Class A Common Stock to redeem all or a portion of their shares of Buyer Class A Common Stock upon the consummation of a Business Combination, for a per share redemption price of cash equal to (a) the aggregate amount then on deposit in the Trust Account as of two (2) Business Days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Buyer to pay certain Taxes, divided by (b) the number of then outstanding shares of Buyer Class A Common Stock issued in connection with the IPO.

“Buyer Warrants” has the meaning given to it in Section 4.5.

“Closing” means the consummation of the Transactions.

“Closing Date” means the date on which Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” means common units representing limited partner interests in the Partnership.

“Company” has the meaning given to it in the introduction to this Agreement.

“Company LPA” has the meaning given to it in the introduction to this Agreement.

“Confidential Information” means any and all confidential, proprietary or otherwise non-public information that (i) (x) became known by or was in the possession of Contributor on or prior to Closing and (y) pertains to the Company and its Subsidiaries or their respective Assets, Liabilities, personnel or businesses or (ii) (x) has been disclosed to, become known by or made available to Contributor on or prior to the Closing and (y) pertains to Buyer or any Affiliate or Representative of Buyer.

“Contract” means any agreement, contract, lease, sublease, license, evidence of indebtedness for borrowed money, mortgage, indenture, note, purchase order, binding bid, letter of credit, instrument, security agreement, undertaking, obligation or commitment to which a Person is bound, whether oral or written.

“Contributed Interests” has the meaning given to it in the recitals to this Agreement.

“Contributor” has the meaning given to it in the introduction to this Agreement.

“Contributor’s Contribution” has the meaning given to it in Section 2.1.

“Equity Consideration” has the meaning given to it in Section 2.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” means the date on which the last of the Parties executes this Agreement.

“Forward Purchase Agreements” means (i) the Forward Purchase Agreement between the Buyer and Riverstone VI SR II Holdings, L.P., pursuant to which Riverstone VI SR II Holdings, L.P. agreed to purchase an aggregate of up to 40,000,000 shares of the Buyer Class A Common Stock plus an aggregate of up to 13,333,333 warrants for an aggregate purchase price of up to $400,000,000 or $10.00 per unit. and (ii) the Forward Purchase Agreement between the Buyer and Riverstone VI SR II Holdings, L.P., pursuant to which Riverstone VI SR II Holdings, L.P. agreed to purchase an aggregate of up to 20,000,000 shares of the Buyer Class A Common Stock for an aggregate purchase price of up to $200,000,000 or $10.00 per unit.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner” has the meaning given to it in the recitals to this Agreement.

“Governmental Approval” means any declaration or notification to, filing or registration with, or order, authorization, consent, clearance or approval of, any Governmental Authority.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, regulatory body, official instrumentality of the United States or any other nation, or any tribal, state, county, city, local or other political subdivision or similar governing entity.

“Highbridge” means HPS Investment Partners, LLC, a Delaware limited liability company.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any U.S. federal, state or local or foreign income Tax or Tax based on profits, net profits, margin, revenues, gross receipts or similar measure.

“Interest” means, with respect to any Person:  (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“IPO” means Buyer’s initial public offering.

“Kingfisher Closing” means the “Closing” as defined in the Kingfisher Contribution Agreement.

“Kingfisher Contribution Agreement” means that certain Contribution Agreement, dated as of the date hereof, by and among the Corporation, the Kingfisher Contributor, Kingfisher Midstream, LLC, a Delaware limited liability company, and, for limited purposes set forth therein, the equity holders of the Kingfisher Contributor named therein (as may be amended or supplemented from time to time).

“Kingfisher Contributors” means “Contributors” as such term is defined in the Kingfisher Contribution Agreement.

“Knowledge” means, (a) when used in a particular representation or warranty in this Agreement with respect to Contributor, the actual knowledge after reasonable inquiry of James T. Hackett, Thomas J. Walker and Robert M. Tichio and (b) when used in a particular representation or warranty in this Agreement with respect to Buyer, the actual knowledge after reasonable inquiry of James T. Hackett, Thomas J. Walker and Stephen S. Coats.

“Laws” means all laws (including common law), statutes, rules, regulations, ordinances and orders of any Governmental Authority.

“Liabilities” of any Person means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement, whether accrued, absolute, contingent, matured, unmatured or other.

“Lien” means any mortgage, pledge, security interest, lien or other similar encumbrance.

“Management” means AM Equity Holdings, LP, a Texas limited partnership.

“NASDAQ” means the NASDAQ Capital Market.

“Notice” has the meaning given to it in Section 9.1(a).

“Order” means any writ, judgment, decree, injunction or award issued, or otherwise put into effect by or under the authority of any court, administrative agency, or other Governmental Authority (in each such case whether preliminary or final).

“Organizational Documents” means with respect to any Person, the articles or certificate of incorporation, formation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, and such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person or which establish the legal personality of such Person.

“Partnership” has the meaning given to it in the recitals to this Agreement.

“Party” or “Parties” means each of Buyer, the Company and Contributor.

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, waivers, exemptions, franchises and similar consents granted by a Governmental Authority.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Pre-Closing Tax Period” means any Tax period ending before the Closing Date and that portion of any Straddle Period ending at the end of the day immediately prior to the Closing Date.

“Preferred Stock Designation” has the meaning given to it in Section 2.4(c).

“Proceeding” means any complaint, lawsuit, action, suit, claim (including claim of a violation of Law) or other proceeding at Law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Prospectus” means the final prospectus of Buyer, filed with the SEC (File No. 333-216409).

“Proxy Statement” means the proxy statement prepared and filed with SEC by Buyer containing the information specified in Schedule 14A of the Exchange Act with respect to the transactions contemplated by the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement by and between Contributor, the Alta Mesa Contributor, Buyer and the other parties thereto, in substantially the form attached hereto as Exhibit B.

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, financial advisers and consultants.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” has the meaning given to it in Section 4.8(a).

“Special Meeting” means the “Special Meeting” as defined in the Alta Mesa Contribution Agreement.

“Stockholder Proposals” has the meaning given to it in Section 6.3.

“Straddle Period” means any Tax period that begins before the Closing Date and ends on or after the Closing Date.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, by Contract or otherwise.

“Tax Matter” means of any inquiries, claims, assessments, audits, Tax Proceeding or similar events with respect to Taxes relating to a Pre-Closing Tax Period of the Company or any of its Subsidiaries for which either party or any of its Affiliates may have liability under this Agreement or otherwise.

“Tax Proceeding” means any audit, litigation or other Proceeding with respect to Taxes.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Taxing Authority.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes or purports to impose such Tax, and the agency (if any) charged with collection of such Tax for such Governmental Authority.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, transfer, conveyance, registration, and other similar Taxes, duties, fees or charges incurred in connection with this Agreement and the Transactions.

“Trust Account” means that certain trust account at J.P. Morgan Chase Bank, N.A. established by Buyer into which a portion of the proceeds received by Buyer from its IPO have been deposited for the benefit of Buyer’s public stockholders.

“Trust Agreement” means the Investment Management Trust Agreement dated as of March 23, 2017, by and between Buyer and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

1.2                               Rules of Construction.

(a)                                 All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.  The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)                                 If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall only be a reference to such Law as of the Execution Date.  Currency amounts referenced herein are in U.S. Dollars.  Terms defined in the singular have the corresponding meanings in the plural, and vice versa.

(c)                                  Time is of the essence in this Agreement.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)                                 All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)                                  Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(f)                                   Unless otherwise indicated, with respect to the Company, the terms “ordinary course of business” or “ordinary course” shall be deemed to refer to the ordinary conduct of business in a manner consistent with the past practices and customs of the Company.

ARTICLE II
CONTRIBUTION AND CLOSING

2.1                               Contributor’s Contribution and Consideration.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Contributor shall contribute, assign, transfer, convey and deliver to the Partnership, free and clear of all Liens, and Buyer shall, at the Closing, cause the Partnership to accept from Contributor, all of the Contributed Interests (the “Contributor’s Contribution”) in exchange for the issuance by the Partnership to Contributor of (a) a number of Common Units equal to the quotient (rounded up or down to the nearest whole Common Unit) of (i) the aggregate Capital Contributions (as defined in the Company LPA) made by Contributor to the Company as of immediately prior to the Closing divided by (ii) $10.00 and (b) one share of Buyer Series B Preferred Stock (such share of Buyer Series B Preferred Stock, together with the Common Units to be issued to Contributor (and, if applicable, each Blocker Contributor) pursuant to this sentence, the “Equity Consideration”); provided, however, that in the event that Contributor has distributed or transferred any Contributed Interests to any Blocker Corp prior to the Closing (such Blocker Corp, a “Blocker Contributor”), (i) Contributor shall cause such Blocker Contributor to contribute, assign, transfer, convey and deliver to the Partnership, free and clear of all Liens, and Buyer shall, at the Closing, cause the Partnership to accept from such Blocker Contributor, all of the Contributed Interests held by such Blocker Contributor and (ii) the Equity Consideration shall be issued to Contributor and each Blocker Contributor in proportion to the respective Contributed Interests held by such party as of immediately prior to the Closing. In addition, at the Closing, Buyer shall issue to Contributor (and, if applicable, each Blocker Contributor) a number of shares of Class C common stock, par value $0.0001 per share, of Buyer (the “Buyer Class C Common Stock”) equal to the number of Common Units received by Contributor (and, if applicable, each Blocker Contributor) pursuant to this Section 2.1, and Contributor (and, if applicable, each Blocker Contributor) shall separately pay Buyer an amount of cash equal to the number of shares of Buyer Class C Common Stock received multiplied by the par value for such shares.

2.2                               Closing.  Closing shall take place at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002 concurrently with the Alta Mesa Closing, subject to the satisfaction (or waiver by the Party for whose benefit such conditions exist) of the conditions to Closing set forth in Articles VI and VII.  All actions listed in Section 2.3 or 2.4 that occur on the Closing Date shall be deemed to occur simultaneously at Closing. The Closing shall be effective for all purposes at 12:01 A.M., local time, in Houston, Texas, on the Closing Date.

2.3                               Closing Deliveries by Contributor.  At Closing, Contributor shall deliver, or shall cause to be delivered, the following:

(a)                                 to Buyer and the Partnership, a duly executed counterpart of the A&R LP Agreement, executed by Contributor;

(b)                                 to Buyer and the Partnership, a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(b) in respect of Contributor (and, if applicable, each Blocker Contributor);

(c)                                  to Buyer, a duly executed counterpart of the Registration Rights Agreement, executed by Contributor; and

(d)                                 to Buyer, such other certificates, instruments, and documents required by this Agreement or as may be reasonably requested by Buyer or the Partnership prior to the Closing Date to carry out the intent and purposes of this Agreement.

2.4                               Closing Deliveries by Buyer.  At Closing, Buyer shall deliver, or shall cause to be delivered, the following:

(a)                                 to Contributor, a duly executed counterpart of the A&R LP Agreement, executed by Buyer and the General Partner;

(b)                                 to Contributor in book-entry or certificated form, the Equity Consideration, with the Common Units, the share of Buyer Series B Preferred Stock and the shares of Buyer Class C Common Stock comprising the Equity Consideration issued in the name of Contributor (and, if applicable, the Blocker Contributors);

(c)                                  to Contributor, a copy of the Certificate of Preferred Stock Designation, in substantially the form attached hereto as Exhibit C (the “Preferred Stock Designation”), providing for the establishment of the sole share of Buyer Series B Preferred Stock, and a copy of the A&R Certificate of Incorporation, each file stamped by the Delaware Secretary of State evidencing that the same has been accepted for filing and filed by the Delaware Secretary of State;

(d)                                 to Contributor, evidence, in form and substance reasonably satisfactory to Contributor, demonstrating the appointment of directors to the Buyer Board designated by Contributor pursuant to the Preferred Stock Designation;

(e)                                  to Contributor, a duly executed counterpart of the Registration Rights Agreement, executed by Buyer; and

(f)                                   to Contributor, such other certificates, instruments, and documents required by this Agreement or as may be reasonably requested by Contributor prior to the Closing Date to carry out the intent and purposes of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING CONTRIBUTOR

Contributor hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

3.1                               Organization.  Contributor is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware.

3.2                               Authority.  Contributor has all requisite organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to be delivered by Contributor at Closing, to perform its obligations hereunder and thereunder, and to consummate the Transactions.  The execution and delivery by Contributor of this Agreement and the Ancillary Agreements to be delivered by Contributor at Closing, and the performance by Contributor of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary organizational action.  This Agreement has been, and the Ancillary Agreements to be delivered by Contributor at Closing will at Closing be, duly and validly executed and delivered by Contributor and constitutes (or, in the case of the Ancillary Agreements to be delivered by Contributor at Closing will, at Closing, constitute) the legal, valid and binding obligation of Contributor enforceable against Contributor in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.3                               No Conflicts; Consents and Approvals.  Except (i) for such filings as may be required under the HSR Act and (ii) as may result from any facts or circumstances relating solely to Buyer or its Affiliates, the execution and delivery by Contributor of this Agreement do not and the Ancillary Agreements to be delivered by Contributor at Closing, and the performance by Contributor of its obligations under this Agreement and such Ancillary Agreements do not:

(a)                                 violate or result in a breach of the Organizational Documents of Contributor; or

(b)                                 violate or result in a breach of any Law applicable to Contributor, except for such violations or breaches as would not reasonably be expected to result in a material adverse effect on Contributor’s ability to consummate the Transactions.

3.4                               Governmental Approvals.  No Governmental Approval is required to be made or obtained by Contributor in connection with Contributor’s execution, delivery and performance of this Agreement and the Ancillary Agreements to be delivered by Contributor at Closing or Contributor’s consummation of the Transactions, except (a) as may be necessary as a result of any facts or circumstances relating solely to Buyer or its Affiliates, (b) as would not reasonably be expected to result in a material adverse effect on Contributor’s ability to consummate the Transactions, and (c) for such filings as may be required under the HSR Act.

3.5                               Title to Interests.  Contributor (together with, if applicable, the Blocker Contributors) owns, holds of record and is the beneficial owner of all of the Contributed Interests free and clear of all Liens and restrictions on transfer other than those arising pursuant to (x) this Agreement, (y) the Organizational Documents of the Company, or (z) applicable securities

Laws.  Except as set forth in the Organizational Documents of the Company, Contributor has no outstanding options or other rights to acquire from the Company, and no obligation to sell, any shares of capital stock or other equity interest or voting securities of the Company or any securities convertible into or exchangeable for such shares of capital stock or other equity interest or voting securities, other than the rights of Buyer to acquire the Contributed Interests pursuant to this Agreement.

3.6                               Legal Proceedings.  There is no Proceeding (filed by any Person other than Buyer or any of its Affiliates) pending or, to such Contributor’s Knowledge, threatened against such Contributor before or by any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal or preventing or delaying any of the Transactions.

3.7                               Brokers.  Contributor has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which Buyer, the General Partner, the Partnership or the Company could become liable or obligated.

3.8                               Accredited Investor; Investment Intent.  Contributor is an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended (the “1933 Act”).  Contributor is acquiring the Equity Consideration and the Buyer Class C Common Stock for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, nor with any present intention of distributing or selling any of the Equity Consideration or the Buyer Class C Common Stock, in any event except in compliance with applicable federal and state securities Laws.

3.9                               Tax Matters.  Contributor was not formed with, and will not be used for, a principal purpose of permitting the Partnership to satisfy the 100 partner limitation contained in Section 1.7704-1(h)(1)(ii) of the Treasury Regulations promulgated under the Code.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Contributor as of the date hereof and as of the Closing Date as follows:

4.1                               Organization.  Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware.  The Partnership is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware.  The General Partner is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.

4.2                               Authority.  Subject to the requisite approval of the Stockholder Proposals as to Buyer, Buyer, the General Partner, and the Partnership have all requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, at Closing, to perform their obligations hereunder and thereunder, and to consummate the Transactions.  The execution and delivery by Buyer of this Agreement and by Buyer and the Partnership of Ancillary Agreements to be delivered by Buyer, the General Partner or the

Partnership, as applicable, at Closing, and, subject to the requisite approval of the Stockholder Proposals as to Buyer, the performance by them of their respective obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate or limited partnership action, as applicable.  This Agreement has been, and the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership at Closing will at Closing be, duly and validly executed and delivered by Buyer, the General Partner and the Partnership and constitutes (or, in the case of the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, at Closing will, at Closing, constitute) the legal, valid and binding obligation of Buyer, the General Partner and the Partnership enforceable against Buyer, the General Partner and the Partnership in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

4.3                               No Conflicts.  Except (i) for such filings as may be required under the HSR Act and (ii) as may result from any facts or circumstances relating solely to Contributor or any of its equityholders, the execution and delivery by Buyer or the Partnership of this Agreement or the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, do not, and the performance by Buyer, the General Partner or the Partnership, as the case may be, of its obligations under this Agreement or the Ancillary Agreements does not:

(a)                                 violate or result in a breach of Buyer’s, the General Partner’s or the Partnership’s Organizational Documents;

(b)                                 result in any breach of, or constitute a default under (or constitute an event which with the giving of notice or lapse of time, or both, would become a default), or give to any third party (other than a Governmental Authority) any right of termination, consent, acceleration or cancellation of, or result in the creation of any Lien on any of the Assets of Buyer or the Partnership pursuant to, any Contract to which Buyer or the Partnership, as the case may be, is a party or by which such Assets are bound, except as would not reasonably be expected to materially impede Buyer’s or the Partnership’s ability to consummate the Transactions or result in a material liability to Buyer or the Partnership; or

(c)                                  violate or result in a breach of any Law applicable to Buyer or the Partnership, except as would not reasonably be expected to result in a material adverse effect on Buyer’s or the Partnership’s ability to consummate the Transactions or result in a material liability to Buyer or the Partnership.

4.4                               Governmental Approvals.  No Governmental Approval is required to be made or obtained by Buyer, the General Partner, the Partnership or any of their Affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, except (a) as may be necessary as a result of any facts or circumstances relating solely to Contributor or any of its Affiliates, (b) as would not reasonably be expected to result in a material adverse effect on Buyer’s ability to consummate the Transactions, (c) for such filings as may be required under the HSR Act, and (d) compliance with any applicable requirements of any applicable securities Laws, whether federal, state or foreign.

4.5                               Capital Structure.  As of the Execution Date, the authorized capital stock of Buyer consists of (a) 400,000,000 shares of Buyer Class A Common Stock, (b) 50,000,000 shares of Buyer Class B Common Stock and (c) 1,000,000 shares of preferred stock, par value $0.001 per share (the “Buyer Preferred Stock”).  At the close of business on August 11, 2017:  (i) 103,500,000 shares of Buyer Class A Common Stock were issued and outstanding, (ii) 25,875,000 shares of Buyer Class B Common Stock were issued and outstanding, (iii) no shares of Buyer Preferred Stock were issued and outstanding, and (iv) 49,633,333 warrants, each entitling the holder thereof to purchase one share of Buyer Class A Common Stock at an exercise price of $11.50 per share of Buyer Class A Common Stock (the “Buyer Warrants”) were issued and outstanding.  All outstanding shares of Buyer Class A Common Stock and Buyer Class B Common Stock are validly issued, fully paid and non-assessable and are not subject to preemptive rights.  Except for the Buyer Class B Common Stock and the Buyer Warrants, as set forth in the Organization Documents of Buyer, there are no outstanding (a) securities of Buyer convertible into or exchangeable for shares of capital stock or other equity interest or voting securities of Buyer, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of Buyer to acquire from any Person, and no obligation of Buyer to issue, any shares of capital stock or other equity interest or voting securities of Buyer or any securities convertible into or exchangeable for such shares of capital stock or other equity interest or voting securities, other than pursuant to the Forward Purchase Agreements and the rights of Contributor, the Alta Mesa Contributor, Bayou City, Highbridge, Management and the Kingfisher Contributors to acquire shares of the Buyer Class C Common Stock, Buyer Series A Preferred Stock and Buyer Series B Preferred Stock pursuant to this Agreement, the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement, as applicable, (c) equity equivalents or other similar rights of or with respect to Buyer, or (d) obligations of Buyer to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares of capital stock, options, equity equivalents, interests or rights.  Buyer has no direct or indirect equity interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person other than the General Partner and the Partnership or as may be acquired pursuant to this Agreement, the Alta Mesa Contribution Agreement or the Kingfisher Contribution Agreement.  The Class C Common Stock to be issued to Contributor hereunder upon Closing, when delivered, shall be duly authorized and validly issued, fully paid and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments or agreements to which Buyer is a party or by which it is bound. The Buyer Series B Preferred Stock to be issued to Contributor hereunder upon Closing, when delivered, shall be duly authorized and validly issued, fully paid and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), the Organizational Documents, commitments or agreements to which Buyer is a party or by which it is bound.

4.6                               Capitalization of the General Partner and the Partnership.  As of the Execution Date, Buyer owns all of the outstanding limited liability company interests in the General Partner and all of the outstanding limited partner interests in the Partnership, and the General Partner owns a non-economic general partner interest in the Partnership. The limited partner and general partner interests are duly authorized and validly issued.  There are no outstanding (a) securities of the General Partner or the Partnership convertible into or exchangeable for other Interests in the General Partner or the Partnership, as applicable, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, relating to issued or unissued capital stock or other Interests in the Partnership, (c) obligations of the Partnership to issue any Interests in the Partnership or any securities convertible into or exchangeable for such Interest, other than the rights of Contributor, the Alta Mesa Contributor and the Kingfisher Contributors to acquire Common Units pursuant to this Agreement, the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement, respectively, and (d) obligations of the Partnership to repurchase, redeem, or otherwise acquire any of the foregoing securities, options, equity equivalents, Interests or rights. The Common Units to be issued to Contributor hereunder upon Closing, when delivered, shall be duly authorized and validly issued, fully paid (to the extent required under the A&R LP Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303(a), 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act, as amended), and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments or agreements to which Buyer or the Partnership is a party or by which it is bound.

4.7                               No Undisclosed Liabilities.  There are no Liabilities of Buyer or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:  (a) liabilities adequately provided for on the balance sheet of Buyer dated as of March 31, 2017 (including the notes thereto) contained in Buyer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017; (b) liabilities incurred in the ordinary course of business subsequent to March 31, 2017; (c) liabilities for fees and expenses incurred in connection with the Transactions, the transactions contemplated by the Alta Mesa Contribution Agreement and the transactions contemplated by the Kingfisher Contribution Agreement; and (d) liabilities not required to be presented on the face of an unaudited interim balance sheet prepared in accordance with GAAP.

4.8                               SEC Documents; Controls.

(a)                                 Since March 31, 2017, Buyer has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the 1933 Act or the Exchange Act (such forms, reports, schedules and statements, the “SEC Documents”).  As of their respective dates, each of the SEC Documents, as amended (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the 1933 Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  To the Knowledge of Buyer, as of the date hereof, (A) none of the SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (B) neither the SEC nor any other

Governmental Authority is conducting any investigation or review of any SEC Document. No notice of any SEC review or investigation of Buyer or the SEC Documents has been received by Buyer.

(b)                                 The financial statements of Buyer included in the SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Buyer and its consolidated Subsidiaries, as of their respective dates and the results of operations and the cash flows of Buyer and its consolidated Subsidiaries, for the periods presented therein.

(c)                                  Buyer has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the listing standards of NASDAQ. Buyer’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Buyer in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions.

4.9                               Legal Proceedings.  There is no Proceeding (filed by any Person other than Contributor or its Affiliates) pending or, to Buyer’s knowledge, threatened, against Buyer or the Partnership before or by any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions.  There are no, and since their respective dates of formation there have not been any, Proceedings pending, or, to Buyer’s knowledge, threatened against Buyer or the Partnership by or before any Governmental Authority.

4.10                        Compliance with Laws and Orders.  Each of Buyer and the Partnership is and since its respective date of formation has been in compliance in all material respects with all Laws and Orders applicable to it except where such non-compliance would not reasonably be expected to result in a material liability to Buyer or the Partnership.

4.11                        Brokers.  Neither Buyer nor the Partnership has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions.

4.12                        Trust Account.  As of the Execution Date, Buyer has (and, assuming no holders of Buyer Class A Common Stock exercise the Buyer Stockholder Redemption right, will have immediately prior to the Closing) at least $995 million in the Trust Account, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement.  The Trust Agreement is, to the Knowledge of Buyer, in full force and effect and is a legal, valid and binding obligation of Buyer and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented, or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated.  There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Documents to be inaccurate in any material respect or (ii) entitle any Person (other than holders of Buyer Class A Common Stock who shall have exercised their Buyer Stockholder Redemption Right) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account and (B) to redeem shares of Buyer Class A Common Stock pursuant to the Buyer Stockholder Redemption Right.  There are no Proceedings pending or, to the knowledge of Buyer, threatened with respect to the Trust Account.

4.13                        Tax Matters.  The Partnership is, and has been since its formation, properly treated as an entity disregarded from its owner for U.S. federal income tax purposes.

4.14                        Information Supplied; Proxy Statement.  The information supplied or to be supplied by Buyer for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of Buyer and at the time of any meeting of Buyer’s stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement (other than with respect to information supplied by Contributor or the Company for inclusion therein), will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement.

4.15                        Absence of Certain Changes or Events.  Since March 31, 2017, there has not been any Buyer Material Adverse Effect.  Neither Buyer nor the Partnership has conducted any business other than its formation, the public offering of its securities (and the related private offerings), the making of public reports under the Exchange Act and the search for, and preparation for the execution of, a business combination.

4.16                        No Default.  Neither Buyer nor the Partnership is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Organizational Documents of Buyer or the Partnership, (ii) any Contract to which Buyer is a party or by which Buyer is bound, or (iii) any Law applicable to Buyer, except, in the cases of clauses (ii) and (iii), for defaults or violations which would not be reasonably likely to have consequences that would, individually or in the aggregate, be material to Buyer.

4.17                        Listing.  The issued and outstanding shares of Buyer Class A Common Stock, the Buyer Warrants, and the Buyer units (consisting of one share of Buyer Class A Common Stock and one-third of one Buyer Warrant) (the foregoing, collectively, the “Buyer Public Securities”)

are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no suit, action, proceeding or investigation pending or, to the Knowledge of Buyer, threatened against Buyer by NASDAQ or the SEC with respect to any intention by such entity to deregister any Buyer Public Securities or prohibit or terminate the listing of any Buyer Public Securities on NASDAQ. Buyer has taken no action that is designed to terminate the registration of Buyer Public Securities under the Exchange Act. Buyer has not received any written or, to Buyer’s Knowledge, oral deficiency notice from NASDAQ relating to the continued listing requirements of the Buyer Public Securities.

4.18                        Investment Company.  Buyer is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.19                        Accredited Investor; Investment Intent.  Each of the Buyer and the Partnership is an accredited investor as defined in Regulation D under the 1933 Act.  The Partnership is acquiring the Contributed Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws, nor with any present intention of distributing or selling any of the Contributed Interests except in compliance with applicable federal and state securities Laws.

4.20                        Opportunity for Independent Investigation.  In entering into this Agreement, Buyer has relied solely upon Contributor’s express representations and warranties set forth in Article III, Buyer’s own expertise, and Buyer’s professional counsel as to the Transactions, the Contributed Interests and the Assets and business of the Company, and the value thereof, and not on any other comments, representations, warranties or statements of, or information provided by, Contributor or any Representatives of Contributor.  Buyer acknowledges and affirms that it has completed such independent investigation, verification, analysis, and evaluation of the Contributed Interests and Assets and business of the Company and has made all such reviews and inspections of the Contributed Interests and Assets and business of the Company as it has deemed necessary or appropriate to enter into this Agreement and the Ancillary Agreements; provided, that the foregoing shall in no event limit in any respect any of the representations or warranties set forth in Article III.  Except for the representations and warranties expressly made by Contributor in Article III, Buyer acknowledges that neither Contributor nor any other Person has made, and Buyer has not relied upon, any representations or warranties, express or implied, as to the financial condition, physical condition, title, environmental conditions, liabilities, operations, business, prospects of or title to the Contributed Interests, the Company or any of its Assets.

ARTICLE V
COVENANTS

5.1                               Regulatory and Other Approvals.

(a)                                 Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Transactions, including (i) filing any notification and report forms required for the consummation of the Transactions under the HSR

Act within fifteen (15) Business Days after the Execution Date; and (ii) using commercially reasonable efforts to cause any applicable waiting period under the HSR Act with respect to the Transactions to expire or terminate at the earliest time that is reasonably practicable and shall request “early termination” with respect to the waiting period under the HSR Act.  Buyer shall not agree to extend any waiting period under the HSR Act without the prior written consent of Contributor. Buyer shall pay any HSR Act filing fee as provided by statute.  Otherwise, each Party shall each pay its own preparation costs and expenses.

(b)                                 Each Party shall, and shall cause its respective Subsidiaries to, (i) promptly inform the other Party of, and supply to the other Party, any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in connection with this Agreement or the Transactions; (ii) consult and cooperate in good faith with the other Party in connection with any filings, notifications, submissions, analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions, discussions and Proceedings with Governmental Authorities relating to this Agreement or the Transactions, including, subject to applicable Law, permitting the other Party to review in advance, and considering in good faith the views of the other Party with respect to, any proposed written communication to any Governmental Authority and to promptly provide the other Party with copies of any communication to any Governmental Authority; (iii) use commercially reasonable efforts to comply, as promptly as reasonably practicable, with any requests received by a Party or any of its Subsidiaries under the HSR Act and any other applicable Law for additional information, documents or other materials; (iv) give the other Party reasonable advance notice of its or its Subsidiaries’ intention to participate in any meeting or telephone or other discussion with any Governmental Authority with respect to the Transactions or any filings, investigations or inquiries made in connection with the Transactions, and an opportunity to participate in such meeting or discussion; and (v) contest and resist any Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the Transactions as being in violation of any applicable Law.

(c)                                  Buyer shall take any and all steps and make any and all undertakings necessary to avoid or eliminate each and every impediment under the HSR Act or any other antitrust, competition, or trade regulation Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the Closing to occur as soon as reasonably practicable, including proposing, negotiating, committing to, and effecting by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Buyer (or its Subsidiaries) or of the Company, or otherwise taking or committing to take actions that limit Buyer’s or its Subsidiaries’ or the Company’s freedom of action with respect to, or their ability to retain, any of the businesses, product lines or Assets of Buyer (or its Subsidiaries) or the Company, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any Proceeding, which would otherwise have the effect of preventing or delaying the Closing.

5.2                               Tax Matters.

(a)                                 In the event that any Transfer Taxes are imposed on the Transactions, the Partnership shall be responsible for the payment of all such Transfer Taxes. Contributor and

Buyer shall timely file their own Tax Returns relating to Transfer Taxes as required by Law and shall notify the other Party when such filings have been made. Contributor and Buyer shall cooperate and consult with each other prior to filing such Tax Returns (i) in order to minimize such Transfer Taxes, and (ii) to ensure that all such returns are filed in a consistent manner.

(b)                                 Intended Tax Treatment.

(i)                                     The Parties agree that, except as required by applicable Laws, the Partnership shall be treated as a continuation of the Company for U.S. federal income tax purposes pursuant to Section 708(b)(1) of the Code.

(ii)                                  The Parties shall (A) prepare and file all Tax Returns in a manner consistent with this Section 5.2(b), and (B) take no position inconsistent with this Section 5.2(b) in any Tax Return, Tax Matter, Tax Proceeding or otherwise absent a determination within the meaning of Section 1313 of the Code to the contrary.

5.3                               Public Announcements; Confidentiality.

(a)                                 No Party shall make any public announcement or issue any public communication regarding this Agreement or the Transactions without first obtaining the prior written consent of the other Party, except if such announcement or other communication is required by applicable Law (including in connection with the preparation and filing of the Proxy Statement and any offering or other documents prepared in connection with any financing by Buyer or the Company) or the rules of any stock exchange upon which such Party’s capital stock is traded, in which case, to the extent permitted by Law, the disclosing Party shall use its commercially reasonable efforts to coordinate or communicate such announcement or communication with the other Party prior to announcement or issuance; provided, however, that no provision of this Agreement shall be deemed to restrict in any manner (i) any Party’s ability to communicate with its employees or equity holders or (ii) the ability of Buyer and the Company to communicate with their financial and legal advisors, lenders, underwriters or financing sources.

(b)                                 From the Closing Date and for a period of two (2) years following the Closing Date, Contributor will, and will cause its Affiliates and use commercially reasonable efforts to cause its Representatives to, (i) maintain the strict confidentiality of any and all Confidential Information and (ii) not disclose such Confidential Information to any Person other than any of its Affiliates or Representatives, except (x) to the extent required by Law (provided that if required by Law, Contributor agrees, to the extent legally permissible, to give Buyer prior written notice of such disclosure in sufficient time to permit Buyer to seek a protective order should it so determine) or (y) in a claim brought by Contributor in the pursuit of its remedies under this Agreement.  Contributor shall (1) notify all Persons to whom Confidential Information is disclosed of the confidential nature of the materials disclosed and the provisions of this Agreement; and (2) ensure that all Persons to whom the terms of this Agreement or the Confidential Information is disclosed keep such information confidential and do not disclose or divulge such information to any unauthorized Person in each case in accordance with this Agreement.

5.4                               Further Assurances.  Subject to the terms and conditions of this Agreement, at any time or from time to time after Closing, at any Party’s request and without further consideration, the other Party shall (and in the case of Buyer, Buyer shall, and shall cause the Company to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the Transactions.

5.5                               Reasonable Best Efforts.  Except to the extent that the Parties’ obligations are specifically set forth elsewhere herein, upon the terms and subject to the conditions set forth in this Agreement, each Party shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions.

5.6                               Reorganization.  Notwithstanding anything herein to the contrary, in connection with the Closing, the holder(s) of all of the outstanding equity interests of any Blocker Corp shall have the right to merge such Blocker Corp with and into the Buyer, or exchange all (and not less than all) of the equity interests of such Blocker Corp for shares or other equity securities, as the case may be, of Buyer, in each case for a number of shares or other equity securities, as the case may be, in Buyer equal to the number of Common Units issued to such Blocker Corp pursuant to Section 2.1.

ARTICLE VI
BUYER’S CONDITIONS TO CLOSING

The obligation of Buyer to consummate Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer in its sole discretion, to the extent permitted by applicable Law) as of the Closing:

6.1                               Orders and Laws.  There shall not be any Law or Order of any Governmental Authority having jurisdiction (except for any such Order issued in connection with a Proceeding instituted by Buyer or its Subsidiaries) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions.

6.2                               HSR Act.  The applicable waiting period under the HSR Act (and any extensions thereof) shall have expired or been terminated.

6.3                               Stockholder Approval.  At the Special Meeting, the holders of a majority of the shares of Buyer Class A Common Stock and Buyer Class B Common Stock, voting together as a single class, shall have (1) approved and adopted this Agreement, the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement and the transactions contemplated hereby and thereby; (2) approved and adopted the amendments to Buyer’s amended and restated certificate of incorporation attached hereto as Exhibit D (the “Amended and Restated Certificate of Incorporation”) reasonably necessary to complete the Transactions and the transactions contemplated by the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement, and (3) approved, for purposes of complying with applicable listing rules of the NASDAQ, (w) the issuance of equity interests of Buyer, (x) the issuance of Buyer Class C

Common Stock to Contributor, the Alta Mesa Contributor and the Kingfisher Contributors, (y) the issuance of the Buyer Series A Preferred Stock to Bayou City, Highbridge and Management and Buyer Series B Preferred Stock to Contributor and (z) the future issuance of shares of Buyer Class A Common Stock to Contributor, the Alta Mesa Contributor and the Kingfisher Contributors in connection with the future redemption or exchange of their Common Units (collectively, the “Stockholder Proposals”).

6.4                               Concurrent Closing of Alta Mesa Contribution Agreement and Kingfisher Contribution Agreement.  The Alta Mesa Closing and Kingfisher Closing shall be consummated in accordance with the terms of the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement, respectively.

6.5                               NASDAQ Listing.  The Buyer Class A Common Stock issuable to Contributor, the Alta Mesa Contributor and the Kingfisher Contributors pursuant to the A&R LP Agreement shall have been approved for listing on the NASDAQ, subject only to official notice of issuance thereof.

ARTICLE VII
CONTRIBUTOR’S CONDITIONS TO CLOSING

The obligation of Contributor to consummate Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Contributor in its sole discretion, to the extent permitted by applicable Law) as of the Closing:

7.1                               Orders and Laws.  There shall not be any Law or Order of any Governmental Authority having jurisdiction (except for any such Order issued in connection with a Proceeding instituted by Contributor or its Affiliates) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions.

7.2                               HSR Act.  The applicable waiting period under the HSR Act (and any extensions thereof) shall have expired or been terminated.

7.3                               Stockholder Approval.  At the Special Meeting, the holders of a majority of the shares of Buyer Class A Common Stock and Buyer Class B Common Stock, voting together as a single class, shall have approved the Stockholder Proposals.

7.4                               Concurrent Closing of Alta Mesa Contribution Agreement and Kingfisher Contribution Agreement.  The Alta Mesa Closing and Kingfisher Closing shall be consummated in accordance with the terms of the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement, respectively.

7.5                               NASDAQ Listing.  The Buyer Class A Common Stock issuable to Contributor, the Alta Mesa Contributor and the Kingfisher Contributors pursuant to the A&R LP Agreement shall have been approved for listing on the NASDAQ, subject only to official notice of issuance thereof.

ARTICLE VIII
TERMINATION

8.1                               Termination.  This Agreement may be terminated, at any time before Closing, by Contributor or Buyer, by written notice to the other Party, in the event that the Alta Mesa Contribution Agreement or Kingfisher Contribution Agreement is terminated.

8.2                               Effect of Termination.

(a)                                 If this Agreement is validly terminated pursuant to Section 8.1, subject to the last sentence of this Section 8.2, this Agreement shall become void and of no further force or effect, provided that, notwithstanding anything herein to the contrary, Article I, this Article VIII and Article IX, along with any obligation or covenant that otherwise expressly survives, will survive any such termination.

8.3                               Specific Performance.  Each of Contributor and Buyer acknowledges that the other would be damaged irreparably if the obligations of Contributor or Buyer, as applicable, under this Agreement to be performed at or in connection with, or following, the Closing are not performed in accordance with their specific terms or otherwise breached.  Accordingly, the Parties agree that, in lieu of termination of this Agreement as contemplated in Section 8.1, following the Closing, Contributor and Buyer may seek to enforce specifically the express obligations of the other under this Agreement or in connection with the Closing.

ARTICLE IX
MISCELLANEOUS

9.1                               Notice.

(a)                                 All notices, requests, demands, and other communications required or permitted to be given or made hereunder by Buyer or Contributor (each a “Notice”) shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) delivered by prepaid overnight courier service or (d) delivered by e-mail of a PDF document, in each case, to Buyer and Contributor at the addresses set forth on Exhibit E (or at such other addresses as shall be specified by Buyer and Contributor by similar notice).

(b)                                 Notices shall be effective and deemed received (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five (5) days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient.

9.2                               Entire Agreement.  This Agreement and the Ancillary Agreements supersede all prior discussions and agreements between the Parties and/or their Affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their Affiliates with respect to the subject matter hereof.

9.3                               Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transactions.

9.4                               [Reserved].

9.5                               Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law, will be cumulative and not alternative.

9.6                               Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by Contributor and Buyer.

9.7                               No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person.

9.8                               Assignment; Binding Effect.  Any Party may assign its rights and obligations hereunder to an Affiliate but such assignment shall not release such Party from its obligations hereunder.  Except as provided in the preceding sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law.  Subject to this Section 9.8, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

9.9                               Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not modify, define or limit any of the terms or provisions hereof.

9.10                        Invalid Provisions.  Upon any determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any applicable rule of Law or public policy, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

9.11                        Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Any facsimile or .pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

9.12                        Governing Law; Venue; and Jurisdiction.

(a)                                 This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas (without regard to any conflict of laws principles thereof).  Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or the Transactions shall be brought and determined by courts of the State of Texas located in Harris County and the federal courts of the United States of America located in the State of Texas, Southern District, and each of the Parties irrevocably submits to the exclusive jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement.  The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the Transactions in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction.  The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(b)                                 EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND WITH RESPECT TO ANY COUNTERCLAIM RELATED THERETO.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

RIVERSTONE VI ALTA MESA HOLDINGS, L.P.

By: Riverstone Energy VI Holdings GP, LLC

By:	/s/ Olivia C. Wassenaar
Name:	Olivia C. Wassenaar
Title:	Managing Director

Signature Page to Contribution Agreement

SILVER RUN ACQUISITION CORPORATION II

By:	/s/ James T. Hackett
Name:	James T. Hackett
Title:	Chief Executive Officer

Signature Page to Contribution Agreement